[TOPS LETTERHEAD]



                                  May 20, 1998




Dear Shareholders:

                  We cordially invite you to attend the Annual Meeting of the Shareholders of Tops Appliance City, Inc. (the "Company") to be held at 11:00 A.M. on Monday, June 29, 1998, at the Company's store at 410 Route 10, East Hanover, New Jersey.

                  The purposes of this meeting are (i) to elect three (3) directors, and (ii) to ratify the appointment of auditors and to transact such other business as may properly come before the Meeting or any adjournment thereof. These matters are described in the accompanying Notice of Meeting and Proxy Statement.

                  The Board of Directors recommends that Shareholders vote in favor of each proposal. We encourage all Shareholders to participate by voting their shares by Proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed Proxy as soon as possible. If you do attend the Annual Meeting, you may still vote in person.

                                                     Sincerely,



                                                     Robert G. Gross
                                                     Chairman of the Board

                            TOPS APPLIANCE CITY, INC.
                           45 BRUNSWICK AVENUE, CN-14
                            EDISON, NEW JERSEY 08818

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held on June 29, 1998


                  Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Tops Appliance City, Inc. (the "Company") will be held at the Company's store at 410 Route 10, East Hanover, New Jersey on June 29, 1998 at 11:00 a.m. Eastern Daylight Time, for the following purposes:

                  1. To elect three (3) members of the Board of  Directors,  two
(2) to serve until the 2001 Annual Meeting of Shareholders and one (1) to serve until the 2000 Annual Meeting of Shareholders and, in each case, until a successor is duly elected and qualified.

                  2. To approve the appointment of Arthur Andersen, LLP as the Company's independent auditors.

                  3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

                  Only shareholders of record at the close of business on April 30, 1998 will be entitled to notice of and to vote at the Meeting.

                  Whether or not you intend to attend the Meeting, please complete, date and sign the enclosed Proxy. Your Proxy will be revokable, either in writing or by voting in person at the Meeting, at any time prior to its exercise.

                       By Order of the Board of Directors



                                              ----------------------------------
                                               THOMAS L. ZAMBELLI, Secretary

Edison, New Jersey
May 20, 1998

                            TOPS APPLIANCE CITY, INC.
                           45 Brunswick Avenue, CN-14
                            Edison, New Jersey 08818

                                 PROXY STATEMENT


                  Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of Proxy for such meeting solicited by the Board of Directors. The Board of Directors has fixed the close of business on April 30, 1998, as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock present in person, or represented by Proxy, shall constitute a quorum at the meeting.

                  As of the record date, the Company had 7,304,901 outstanding shares of common stock, no par value (the "Common Stock"), the holders of which are entitled to one vote per share.
                  A Proxy that is properly submitted to the Company may be revoked at any time before it is exercised by written notice to the Secretary of the Company, and any Shareholder attending the meeting may vote in person and by doing so revokes any Proxy previously submitted by him. Where a Shareholder has specified a choice on his Proxy with respect to Proposals 1 and 2, it will be complied with. If no direction is given, all the shares represented by the Proxy will be voted in favor of such Proposals.

                  The cost of soliciting Proxies will be paid by the Company, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Company's stock. Officers and regular employees of the Company may solicit Proxies personally and by telephone. The Annual Report of the Company for the year ended December 30, 1997, containing audited financial statements for such year, is enclosed with this Proxy Statement. This Proxy Statement and the enclosed Proxy are being sent to the shareholders of the Company on or about May 20, 1998.


                  IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY PROMPTLY.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS


                  According to the Company's By-Laws, the Board of Directors is divided into three classes, each of which is composed as nearly as possible of one-third of the directors. At the 1998 Annual Meeting, two directors will be elected to serve for three years expiring on the date of the Annual Meeting of Shareholders in 2001 and one director will be elected to serve for two years expiring on the date of the Annual Meeting of Shareholders in 2000. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Company's By-Laws. The names of the nominees for the Board of Directors and the names of the directors whose terms will continue after the Annual Meeting are listed below. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the event that any person or persons other than the nominees listed below are to be voted on at the meeting due to the unavailability of any nominee so listed.

                  All persons named below except Mr. Jones are directors of the Company at the present time. No family relationships exist between any nominee, director or executive officer of the Company.

                          NOMINEES FOR THREE-YEAR TERM

     Richard L. Jones, 48, has been the President and Chief Operating Officer of the Company since April 1998. From January 1997 until April 1998, Mr. Jones was Senior Vice President, Chief Operating Officer and General Merchandise Manager. From August 1995 until January 1997, Mr. Jones held the position of Senior Vice President and General Merchandise Manager. Prior to joining Tops, Mr. Jones served as Vice President and General Merchandise Manager at SAM's Club, a division of Wal-Mart, from October 1993 until August 1995. Prior to that, Mr. Jones served in various senior management positions at Silo, Inc. and Stereo Equipment Sales, Inc. Anthony L. Formica, 57, has served as the Chief Operating Officer of the Kessler Institute for Rehabilitation since 1972. He is a member of the Audit and Compensation Committees of the Company. Mr. Formica became a director of the Company in September 1992.

                            NOMINEE FOR TWO-YEAR TERM

     Thomas L. Zambelli, 47, has been Executive Vice President and Chief Financial Officer of the Company since April 1998. From September 1996 until April 1998, Mr. Zambelli held the position of Senior Vice President and Chief Financial Officer. Prior to joining Tops, Mr. Zambelli served in senior financial positions at Giant Carpet, Canadians and Pergament Home Centers. Mr. Zambelli became a director in December 1997 and is a member of the Company's Executive Committee

                         DIRECTORS CONTINUING IN OFFICE

     Robert G. Gross, 40, has served as a Director, Vice Chairman and Chief Executive Officer of the Company since June 1995. In January 1997, he was elected Chairman of the Board. Previously, Mr. Gross was President and Chief Operating Officer of Eye Care Centers of America, Inc. from 1990 to 1994. Prior to that, he served as a management consultant to Sears Speciality Merchandising Group. His term as a director expires at the annual meeting in 1999. Mr. Gross is a member of the Company's Compensation and Executive Committees.

                  Leslie S. Turchin, 54, acquired the Company in 1970, and served as Chairman of the Board from 1988 until January 1997. He also served as President from 1988 until 1992 and as Chief Executive Officer from 1988 until May 1995. Mr. Turchin has been a director of the Company since 1970. Prior to 1970, Mr. Turchin was employed in sales positions at Kelvinator and at Sears Roebuck. His term as a director expires at the annual meeting in 1999. Mr. Turchin is a member of the Company's Compensation and Executive Committees.

                  John H. Hollands, 69, has served as President of Hollands Associates, a management consulting firm, since July 1991. Prior thereto, he served as Executive Vice President of Sony Corporation of America from July 1989 through July 1991 and as President of Sony Magnetic Products from July 1982 through July 1989. Mr. Hollands is Executive Director of the Vision Fund of America which supports the Lighthouse National Center for Vision and Aging. He is a member of the Company's Audit Committee. Mr. Hollands became a director of the Company in September 1992. His term as a director expires at the annual meeting in 2000.


                          INFORMATION CONCERNING BOARD

                  The Board of Directors met five times in 1997. Leslie S. Turchin, one of the incumbent directors, attended fewer than 75% of the meetings of the Board of Directors. In addition, the Board acted by unanimous consent six times during 1997.

                  The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Audit Committee is responsible for reviewing the Company's audited financial statements, meeting with the Company's independent accountants to review the Company's internal controls and financial management practices and examining all agreements or other transactions between the Company and its directors and officers (other than those compensation functions assigned to the Compensation Committee) to determine whether such agreements or transactions are fair to the Company's shareholders. Messrs. Formica and Hollands serve on the Audit Committee. The Audit Committee met once in 1997.

                  The Compensation Committee is responsible for reviewing the compensation and benefits of the Company's executive officers, making recommendations to the Board of Directors concerning compensation and benefits for such executive officers and administering the Company's stock option plans. Messrs. Turchin, Gross and Formica serve on the Compensation Committee. The Compensation Committee met once in 1997.

                  The Company's Executive Committee has the authority to act, between meetings of the full Board of Directors, on any matter than might properly be brought before the Board of Directors, subject to exceptions for certain major matters. Messrs. Gross, Turchin and Zambelli serve on the Executive Committee.

                  Directors who are not employees of the Company receive an annual fee of $5,000 and $500 per meeting for serving as directors. Directors who are employees of the Company do not receive any additional compensation for such services.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

                  The following table sets forth, as of March 31, 1998, the name and number of shares of Common Stock held by each person known to the Company to own beneficially more than five percent (5%) of the Company's Common Stock and the number of shares owned by each director of the Company, the Company's Chief Executive Officer and its other two most highly compensated executive officers, and all directors and executive officers as a group. Each of the following has an address c/o Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818, except Westinghouse Pension Plan, whose address is 11 Stanwix Street, Pittsburgh, Pennsylvania 15222. All shares are owned directly by the named person, except that Mr. Holland's shares are owned by his wife.


                                                      Number of              Percent
Name                                                 Shares Owne             of Class

Robert G. Gross .............................           217,879(a)            2.8%

Richard L. Jones ............................            80,000(b)            1.0%

Thomas L. Zambelli ..........................            40,000(c)            0.5%

Leslie S. Turchin ...........................         2,217,559(d)           28.7%

Anthony L. Formica ..........................             3,667(e)            --

John H. Hollands ............................             4,167(e)            --

Westinghouse Pension Plan ...................         2,536,638              32.8%

All Officers and
  Directors as a
  Group (12 persons) ........................         2,597,117              33.6%


     (a) Includes 183,333 shares which can be acquired pursuant to the exercise of vested stock options.


     (b) Includes 60,000 shares which can be acquired pursuant to the exercise of vested stock options.

     (c) Includes 40,000 shares which can be acquired pursuant to the exercise of vested stock options.

     (d) Does not include 400,000 shares held by a family partnership in which Mr. Turchin has a 10% equity interest and over which he has shared voting power.

     (e) Includes 1,667 shares which can be acquired pursuant to the exercise of vested stock options.

                              CERTAIN TRANSACTIONS


                  The Company leases a portion of its warehouse and distribution center, including office space, and its retail store in Edison, New Jersey from Leslie S. Turchin, a Director and the former Chairman of the Board of the Company.

                  The Edison retail store lease commenced March 3, 1984 for a five-year term covering approximately 47,000 square feet in a shopping center at a base rent of $20,579 per month. The lease was amended on January 1, 1987 to reduce the leased premises to 45,209 square feet, to increase the base rent to $28,872 per month through December 1991 and $54,250 per month thereafter until December 1996, and to grant three additional five-year options to renew, the terms of which will expire December 31, 2011. The Company has exercised its first option to renew the lease through December 31, 2001 at a base rent of $59,412. Further amendments to the lease require that the rental payment for the second renewal term would be agreed upon by the parties at the time of the renewal but would be no less than $61,354 per month, and $79,400 per month during the third renewal term. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance costs of the shopping center calculated as a percentage of the total square footage of rentable floor area of the buildings comprising the shopping center. The Company is also responsible for its own utilities and insurance expenses with respect to the leased premises.

                  The lease for the office space and warehouse and distribution center in Edison, New Jersey commenced on November 1, 1985 for a term of five years, covered approximately fifteen acres, including a 318,000 square foot building, of which 28,000 square feet is office space, at a base rent of $97,517 per month. The lease includes two renewal options, each for a term of five years. Rental payments for the first renewal term, which ended December 31, 1996, were $111,337 per month. The second renewal term, which was exercised in 1996 and expires December 31, 2001, requires a base rent of $105,577. The Company is responsible for paying all real estate taxes, utilities, insurance, and maintenance costs associated with these premises.

                  The Company believes that the terms and conditions of the leases with Mr. Turchin are no less favorable to the Company than could have been obtained for comparable premises in arms' length transactions with unaffiliated third parties. The Company's independent directors must approve any future leases or other transactions with related parties.





                             EXECUTIVE COMPENSATION

                  The following table sets forth, for each of the last three fiscal years, cash and certain other compensation paid or accrued by the Company for the Chief Executive Officer and for each of the two other most highly compensated executive officers (the "Named Officers") of the Company in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE




                                           Annual Compensation                           Long Term Compensation

                                                                             Awards                  Payouts
                                                                       Other
Name and                                                               Annual        Restricted                            All Other
Principal                                                              Compen-       Stock           Options       LTIP    Compen-
Position                        Year       Salary       Bonussation    Awards        SARs(#)         Payouts       sation
-------------------------------------------------------------------------------------------------------------------------

Robert G. Gross                 1997     $ 300,000           -         $ 27,014          -           100,000               -
-
 Chairman and                   1996       300,000           -           26,110          -           250,000               -
  Chief Executive               1995       171,343           -            5,864          -           250,000(e)            -
-
  Officer (a)

Richard L. Jones                1997     $ 225,000           -         $ 11,830          -            30,000               -
-           President and       1996       225,000           -           65,612(d)       -            90,000               -
-
  Chief Operating               1995        88,269           -           19,420          -            90,000(e)            -
-
  Officer (b)

Thomas L. Zambelli              1997     $ 160,000           -           12,942          -             50,000              -
 Executive Vice President       1996        46,154           -            4,399          -             40,000              -
-
  and Chief Financial           1995         -               -             -            -               -                  -
-
  Officer(c)




(a) Mr. Gross became Vice Chairman and Chief Executive Officer in June 1995 and Chairman in January 1997.

(b) Mr. Jones has been the President, Chief Operating Officer and General Merchandise Manager of the Company since April 1998. From January 1997 until April 1998, Mr. Jones was Senior Vice President, Chief Operating Officer and General Merchandise Manager. From August 1995 until January 1997, Mr. Jones held the position of Senior Vice President and General Merchandise Manager.

(c) Mr. Zambelli has been Executive Vice President and Chief Financial Officer of the Company since April 1998. From September 1996 until April 1998, Mr. Zambelli held the position of Senior Vice President and Chief Financial Officer.

(d) $58,078 of this amount represents relocation expenses reimbursed in 1996.

(e) Cancelled in 1996.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                                Potential Realizable
                                                                                                             Value at Assumed Annual
                                                     % of Total                                                   Rates of Stock
                                                       Options/SARs                                                 Appreciation for
                                  Options/SARs          Granted to        Exercise or Base                            Option Term
                                     Granted           Employees In             Price
Name                                     (#)              Fiscal                  ($/Sh)      Expiration Date             5% 10%
----                          -------    ----                            ------   -------     ---------------             -- ---
                                                           Year
                                                           ----
============================= --------------------- -------------------- -------------------- ----------------- ====================
Robert G. Gross                     100,000                33.7%                $1.06             11/15/07      $ 67,000    $169,000
============================= --------------------- -------------------- -------------------- ----------------- ====================
Richard L. Jones.                    30,000                10.1%                $1.06             11/15/07      $ 20,100    $ 50,700
============================= --------------------- -------------------- -------------------- ----------------- ====================
Thomas L. Zambelli                   50,000                16.8%                $1.06             11/15/07      $ 33,500    $ 84,500
============================= ===================== ==================== ==================== ================= ====================
All Officers as a group             190,000                64.0%                  -                  -               -            -
        (9 persons)

============================= ===================== ==================== ==================== ================= ====================


During 1997, stock options totalling 297,000 were issued at exercise prices ranging from $1.00 to $1.31. Options are generally exercisable over a three year period from the date of grant. The assumed annual rates of appreciation of 5% and 10% for a ten (10) year period would result in the price of the Company's stock increasing from $1.06 (exercise price and price as of December 31, 1997) to $1.73 and $2.75, respectively.

Option Exercises in 1997 and Year-End Option Values

  The following table provides information on options exercised by the officers named in the Summary Compensation Table during 1997 and unexercised options held by such persons at December 31, 1997.



                                      Option Exercises
                                        During 1997                        Unexercised Options Held at December 31, 1997
                                        -----------                        ---------------------------------------------
                                                                          Vested                            Unvested
                                                                          ------                            --------
                                  Shares                           Number       Value at                                  Value at
                                Acquired on    Value Realized        of         12/31/97      Year of       Number        12/31/97
            Name               Exercise (#)          ($)           Shares        ($)(1)       Vesting      of Shares       ($)(1)
            ----               ------------          ---           ------        ------       -------      ---------       ------
Robert G. Gross                      -                -           183,333          $ -          1998        100,000     $     -
                                                                                                1999        33,333
                                                                                                2000        33,334
Richard L. Jones                     -                -            60,000          $ -          1998        30,000           -
                                                                                                1999        30,000
Thomas L. Zambelli                   -                -            40,000          $ -          1998        25,000           -
                                                                                                1999        25,000




                             -----------------------

     (1) Represents the spread between the aggregate exercise price and assumed aggregate market value using the closing price ($1.063) of the Company's Common Stock on the NASDAQ exchange at December 31, 1997.

                              Employment Agreements

     The Company entered into management agreements with Robert Gross, its Chief Executive Officer, effective June 1, 1995 for a term expiring May 31, 2000, with Richard L. Jones, its President and Chief Operating Officer, effective August 1, 1995 for a term expiring August 1, 1998 and with Thomas L. Zambelli, its Executive Vice President and Chief Financial Officer effective September 3, 1996 for a term expiring December 31, 1997. Mr. Jones' and Mr. Zambelli's contracts were extended in November 1997 to expire December 31, 1999.

     Each of the existing agreements provide for a base salary subject to increases as approved by the Board of Directors. Currently, the base salaries of Messrs. Gross, Jones and Zambelli are $300,000, $225,000 and $175,000, respectively. The Board of Directors, in its discretion, may award annual bonuses to these officers.

     Messrs. Gross, Jones and Zambelli each receive additional non-cash compensation in the form of reimbursed automobile expenses, use of automobiles owned or leased by the Company (or an allowance for such leasing or purchase by the executive subject to a dollar limitation), health, medical, hospitalization and other insurance benefits, and other benefits provided by the Company to all employees.

     Pursuant to the terms of their respective management agreements, Mr. Gross, Mr. Jones and Mr. Zambelli have each agreed not to compete, directly or indirectly, with the Company in any state or geographic area in which the Company conducts or proposes to conduct business during the terms of their respective agreements and for a period of up to two years after termination of employment by expiration of the term of the agreement with cause. Should any of these executives become disabled, as defined in their respective management agreements, the Company has the right to reduce such executive's compensation by fifty percent for the duration of the contract term.

     Mr. Leslie S. Turchin, Founder and former Chairman of the Board, is also subject to an agreement not to compete directly or indirectly with the Company in any state in which the Company conducts or proposes to conduct business. Mr. Turchin's agreement not to compete terminates on January 20, 1999, two years following the date his management agreement terminated by voluntary withdrawal. Each of the agreements not to compete restrict Messrs. Turchin, Gross, Jones and Zambelli from soliciting customers, suppliers, employees or sales agents of the Company during the effective period of such agreements. Each executive is further restricted from disclosing any confidential information, trade secrets or customer lists to anyone for the same restricted period of time.

     Pursuant to the terms of the respective management agreements, if there were a transfer prior to June 1, 2000 of more than fifty percent of the voting securities of the Company (in one transaction or a series of transactions), or a sale of substantially all of the Company's assets, and, as a result, the employment of Mr. Gross is terminated, Mr. Gross would receive $1,000,000. Mr. Gross is entitled to $1,000,000 if his contract is not renewed or if certain other events occur including an acquisition by the Company and appreciation of the market value of the Company's common stock to certain levels. Mr. Gross would receive one single payment by the Company within sixty days of notice of termination of the executive. Neither the Company's initial public offering in August 1992 or the corporate reorganization that occurred simultaneously was deemed to be an event that triggered these provisions.

                           Salary Savings Plan & Trust

     The Company maintains a Salary Savings Plan & Trust ("401(k) Plan") for its employees who have reached the age of 21 and completed one "Year of Service" as that term is defined in the 401(k) Plan. The Plan is intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Plan, a participant may contribute up to 15% of his or her compensation, not to exceed an amount which would cause the 401(k) Plan to violate Section 401(k) and other applicable sections of the Code. In addition, the Company made annual contributions in an amount equal to 2 1/2% of each participant's compensation provided the participant completes certain service requirements for the year to which the contribution relates. Effective January 1997, the Plan was modified to provide for Company contributions of 25% of the participant's contribution up to 10% of that participant's annual compensation. The Company may also make additional discretionary contributions.

     All participants are 100% vested in their own contributions and in the earnings attributable to their contributions. Vesting in the remainder of a participant's account is based upon years of service with the Company. After three years of service, a participant will be 20% vested, and will be vested by an additional 20% for each of the following years of service, up to 7 years, when the participant will be 100% vested. Each participant is entitled to the benefit that can be provided from his or her vested account.

     The 401(k) Plan permits withdrawals in the event of termination of employment, retirement, disability, death or proven financial hardship. Distributions from the 401(k) Plan are payable in a lump sum or in installments over a period not to exceed the assumed life expectancy of the participant or the assumed joint life expectancy of the participant and his or her spouse.

     Participants are offered a choice of six investment funds in which to direct their contributions. The Company's contributions under the 401(k) Plan are invested in the manner designated by the Company, in its sole discretion.

                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee is comprised of Messrs. Turchin, Gross and Formica. The Compensation Committee reviews, recommends and approves changes to the Company's compensation policies and programs and is responsible for reviewing and approving the compensation of the Chief Executive Officer and other senior officers of the Company. The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             Compensation Philosophy

     The Company believes that executive compensation should be based upon value returned to shareholders. The Company has developed and is developing compensation programs designed to reflect Company performance and to be competitive in the marketplace. In designing compensation programs, the Company attempts to reflect both value created for shareholders while supporting the Company's strategic goals. The Company's compensation programs reflect the following themes:

         . Compensation should be meaningfully related to the value created for shareholders.

         . Compensation programs should support the Company's short-term and long-term strategic goals and objectives.

         . Compensation programs should promote the Company's value and reward individuals for outstanding contributions to the Company's success.

         . Short-term and long-term compensation should be designed to attract and retain superior executives.

     The Company's executive compensation is based upon three components, base salary, annual incentive bonuses and long-term incentives, which are intended to serve the overall compensation philosophy.

                                   Base Salary

     The base salary of each executive officer is determined as a function of three principal factors: the individual's performance, the relationship of the individual's salary to similar executives in comparable companies, and increases in the individual's responsibilities, whether through promotions or otherwise. The base salaries of the Named Officers remained constant in 1997. Effective January 1, 1998, Mr. Zambelli's base salary was increased to $175,000.

                             Annual Incentive Bonus

     The Company's annual incentive bonuses are designed to reflect the individual officer's contribution to the profitability of the Company and any special achievements by the respective officers. Each officer's bonus is based upon the Company's performance in various areas, such as sales, profit margins, operating expenses and earnings before interest and taxes as compared to a pre-determined plan for each officer for each year. No bonuses were paid in 1997; however, the following bonuses were paid to the Named Officers in 1998 based on 1997 performance:

                                   Name Bonus

                                                 Robert G. Gross $300,000
                                                  Richard L. Jones 75,000
                                                 Thomas L. Zambelli 53,333


                                                  Long-Term Incentives

     The Company believes that shareholder value is enhanced by providing senior management as well as all employees with the opportunity to participate in the growth in the value of the Company's stock. The Board of Directors, including each member of the Compensation Committee, therefore adopted the Employee Stock Purchase Plan and the 1993 Senior Management Incentive and Non-Qualified Stock Option Plan, as amended, and the 1995 Incentive and Non-Qualified Stock Option Plan.

     Each member of management is eligible for participation in the stock option plan. No member of management with the rank of vice president or higher is eligible to participate in the stock purchase plan, which is open to all other employees of the Company.

     Stock options will be granted at the prevailing market value and will have value only if the price of the Company's stock increases. Grants that are made will generally vest over three years. Executives must be employed by the Company at the time of vesting in order to exercise the options.


                                                      The Compensation Committee
                                                      Robert G. Gross
                                                      Leslie S. Turchin
                                                      Anthony L. Formica


                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholders return on the Company's common stock with that of the S&P 500 Stock Index, a broad market index published by Standard & Poor's Corporation, and an industry index of radio, television and consumer electronic stores. The comparison assumes that $100 was invested in each of the Company's common stock, the stocks included in the S&P 500 Stock Index and the stocks included in the industry index on January 1, 1998. The indexes reflect formulas for dividend reinvestment and weighing of individual stocks. This data was furnished by Media General Financial Services, Inc.


     This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such Acts.


                COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY
                         INDUSTRY INDEX AND BROAD MARKET


                               FISCAL YEAR ENDING


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                       COMPANY 1992 1993 1994 1995 1996 1997

               Tops Appliance City 100 84.62 24.18 10.99 5.77 4.67
               Industry Index 100 109.10 101.89 88.91 87.87 149.48
               Broad Market 100 110.08 111.54 153.45 188.69 251.64

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT THE AFOREMENTIONED NOMINEE TO SERVE ON THE BOARD OF DIRECTORS.

                                   PROPOSAL 2

                               RATIFICATION OF THE
                        SELECTION OF INDEPENDENT AUDITORS

     The selection of independent auditors to examine the financial statements of the Company for the year ending December 29, 1998 to be transmitted or made available to shareholders and filed with the Securities and Exchange Commission is to be submitted to the meeting for ratification. Arthur Andersen, LLP has been selected by the Company's Board of Directors to examine such financial statements. A member of Arthur Andersen, LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                                     GENERAL

     The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of the election of nominees to the Board herein, and the ratification of selected independent auditors. All proxies will be voted as specified.

     Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.


                SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Shareholders must be received by the Company no later than December 1, 1998. A Shareholder must have been a record or beneficial owner of the Company's common stock for at least one year prior to December 1, 1998, and the shareholder must continue to own such shares, worth at least $1,000, through the date on which the Meeting is held.

     The Company's by-laws outline procedures, including minimum notice provisions, for shareholder nominations of directors and other shareholder business to be brought before shareholders at the Annual Meeting. A copy of the pertinent by-law provisions is available upon request to Thomas L. Zambelli, Secretary, Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818.

                             FORM 10-K ANNUAL REPORT

     Upon written request by any shareholder entitled to vote at the 1998 Annual Meeting, the Company will furnish that person without charge a copy of the Form 10-K Annual Report which it filed with the Securities and Exchange Commission for 1997, including financial statements and schedules. If the person requesting the report was not a shareholder of record on April 17, 1998, the request must contain a good faith representation that the person making the request was a beneficial owner of the Company's common stock at the close of business on that date. Requests should be addressed to Thomas L. Zambelli, Chief Financial Officer, Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818.

                                              By Order of the Board of Directors

                                              TOPS APPLIANCE CITY, INC.



                                              ROBERT G. GROSS,
                                              Chairman of the Board



                                              Edison, New Jersey
                                              May 20, 1998